SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1)       Name and Address of Reporting Person:

         Snyder,Charles J.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830


2)       Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)


3)       IRS Number of Reporting Person, if an entity (voluntary)


4)       Statement for Month/Year:

         December 1999


5)       If Amendment, Date of Original (Month/Year):

         N/A


6)       Relationship of Reporting Person to Issuer:

         (X)  Director (give title below*)    ( ) Officer        (X)  10% Owner

         ( )  Other (specify below)
          * Vice Chairman of the Board of Directors and Director

7)       Individual or Joint/Group Filing (Check Applicable Line)

          (X)  Form filed by one reporting person

          ( )  Form filed by more then one reporting person

TABLE I -NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security         2. Transaction Date       3.   Transaction Code       4.  Securities Acquired (A) or
                                                                                       Disposed (D)
                                                       -------------------------   -----------------------------------------
                                                            Code           V           Amount        (A) or (D)      Price
--------------------         -------------------       -------------------------   -----------------------------------------

FactSet Research Systems Inc.   June 21, 1999                  A          N/A              45             A        54.00
Common Stock                    August 31, 1999                A          N/A             139             A        46.3125
                                September 20, 1999             A          N/A              45             A        54.8125
                                December 21, 1999              A          N/A              34             A        72.50


5.       Amount of Securities Beneficially Owned at End of Month

         2,853,415

6.       Ownership Form:            Direct (D) or Indirect (I)

         D

7.       Nature of Indirect Beneficial Ownership

         N/A

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g. , puts, calls, warrants, options, convertible securities)

1. Title of        2. Conversion of      3. Transaction     4. Transaction    5. Number of Derivative
   Derivative         Exercise Price        Date               Code              Securities Acquired (A)
   Security           of Derivative                                              or Disposed (D)
                      Security
-------------      -----------------     --------------     ----------------  -------------------------
                                                               Code      V           (A)          (D)
                                                            ----------------  -------------------------

   N/A                N/A                   N/A                N/A      N/A          N/A          N/A



6.   Date Exercisable and Expiration Date (Month/Day/Year)

     N/A

7.   Title and Amount of Underlying Securities

     N/A

8.   Price of Derivative Security

     N/A

9.   Number of Derivative Securities Beneficially Owned at End of Month

     N/A

10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

     N/A

11.  Nature of Indirect Beneficial Ownership

     N/A

Explanation of Responses:

     N/A

                                        Signature of Reporting Person

Dated:  January 10, 2000
                                        /s/  Charles J. Snyder
                                        ---------------------------------------
                                        Charles J. Snyder